Exhibit 99.28h6

Asset Management Fund (“Client”)

On behalf of the funds advised by Austin Atlantic Asset Management, Co. (formerly known as Shay Assets Management)

325 John H. McConnell Boulevard, Suite 150

Columbus, Ohio 43215

Re:   Consent to Assignment of Amended and Restated Management and Administration Agreement dated November 1, 2014 (“Services Agreement”)

To Whom It May Concern:

Client and Beacon Hill Fund Services, Inc. (“BHFS”) entered into the Services Agreement, pursuant to which BHFS provides certain services.

In accordance with an Acquisition Agreement by and among Diamond Hill Investment Group, Inc. (“DHIG”), BHFS (together with DHIG, the “Sellers”), Foreside Financial Group, LLC (“FFG”) and Foreside Distributors, LLC (“FD” and together with FFG, the “Buyers”), dated as of June 15, 2016, Sellers have agreed to sell substantially all of the assets of BHFS to Buyers (the “Transaction”). In accordance with the Acquisition Agreement, the Services Agreement will be assigned to Buyers or one of their affiliates, effective as of the closing date of the Transaction. Pursuant to Section 11(a) of the Services Agreement, BHFS and Buyers hereby request that Client consent to the assignment of the Services Agreement from BHFS to Buyers or one of their affiliates, a subsidiary of the Buyers, effective as of the date indicated below, by reflecting its duly authorized signature below.

Please execute this Consent and return it to us within ten (10) days of receipt. If you have any questions, please do not hesitate to contact the undersigned. Thank you.

EFFECTIVE: July 31, 2016	Sincerely, Beacon Hill Fund Services, Inc. /s/ Steve Mintos

Agreed and consented to by:

Asset Management Fund

By: /s/ Dana Gentile

Name: Dana Gentile

Title:    President